Exhibit 5.1

	ATTORNEYS AT LAW	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800
November 2, 2005	Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400 www.cooley.com
Website Pros, Inc. 12735 Gran Bay Parkway West, Building 200 Jacksonville, Florida 32258	JAMES F. FULTON, JR. (650) 843-5103 fultonjf@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Website Pros, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 6,297,468 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) pursuant to its 1999 Equity Incentive Plan, 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan, 2005 Employee Stock Purchase Plan and miscellaneous stock option agreements (collectively, the “Plans”).

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the reference to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

By:	/s/ James F. Fulton, Jr.
James F. Fulton, Jr.